UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 7, 2010

XENOPORT, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-51329	94-3330837
(Commission File No.)	(IRS Employer Identification No.)

3410 Central Expressway

Santa Clara, California 95051

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (408) 616-7200

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01	Other Events.

On July 7, 2010, XenoPort, Inc. (“XenoPort”) and GlaxoSmithKline announced top-line results from a Phase 2b dose-ranging clinical trial evaluating the efficacy, safety and tolerability of XP13512/GSK1838262 (gabapentin enacarbil) in adults diagnosed with migraine headache (with or without aura) according to the International Headache Society criteria. XP13512 did not demonstrate a statistically significant improvement compared to placebo as a prophylactic treatment for migraine headaches.

The 30-week, double-blind, placebo-controlled study randomized 526 patients to receive 1200, 1800, 2400 or 3000 mg/day of XP13512 or placebo, administered twice daily. The primary efficacy endpoint was the change from baseline in the number of migraine headache days during the last four weeks of treatment prior to taper. XP13512 did not demonstrate a statistically significant improvement over placebo on the primary endpoint. The failure of the study may be a consequence of the unexpectedly high placebo response rate observed in the study.

The most common adverse event was dizziness, which was generally mild or moderate and did not lead to discontinuation in the majority of patients. Eight patients who received XP13512 and two who received placebo experienced serious adverse events during the trial. Of these events, two were deaths in patients receiving XP13512. One was due to bronchopneumonia and was assessed by the investigator as not related to the study drug. The second death resulted from an accidental overdose involving medications other than XP13512, but the relationship of this event to the study drug could not be established.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XENOPORT, INC.
(Registrant)

Dated: July 7, 2010	By:	/S/ WILLIAM G. HARRIS
William G. Harris
Senior Vice President of Finance and
Chief Financial Officer